Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Distribution Agreement

This Distribution Agreement (this “Agreement”) (Reference Number NVI001), dated as of October 7, 2019, is entered into between NeoVolta Inc., a Nevada corporation (“Seller”) located at 13370 Kirkham Way, Poway, CA 92064 and PMP Energy, LLC, a Nevada limited liability company located at 6 Sunset Way, Suite 108, Henderson, NV 89014 (“Distributor,” and together with Seller, the “Parties,” and each, a “Party”).

WHEREAS, Seller is in the business of designing /manufacturing and selling the Goods (as defined below); and

WHEREAS, Distributor is in the business of marketing and reselling Goods;

WHEREAS, Seller desires to sell the Goods to Distributor and appoint Distributor as a non exclusive distributor under the terms and conditions of this Agreement; and

WHEREAS, Distributor desires to purchase the Goods from Seller and resell the Goods to customers, subject to the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.  Definitions.

“Agreement” has the meaning set out in the preamble and includes all schedules and exhibits hereto.

“Confidential Information” has the meaning set out under Section 11.

“Customer” means a purchaser that is an individual or entity located in the Territory that has been approved by Seller, that agrees to terms required for Customers herein, and has acquired a Good from Distributor.

“Distributor” has the meaning set out in the preamble.

“Force Majeure Event” has the meaning set out in Section 36.

“Good” means any good that is identified in Schedule 1, as it may be revised pursuant to Section 4.4 from time to time.

“Indemnified Party” has the meaning set out under Section 17.1.

”Party” has the meaning set out in the preamble.

“Seller” has the meaning set out in the preamble.

“Term” has the meaning set out under Section 10.

“Territory” means the territories listed in Schedule l.

2. Appointment.

2.1 Non-Exclusive Appointment. Seller hereby appoints Distributor, and Distributor hereby accepts the appointment, to act as a non-exclusive distributor of Goods to Customers during the Term in accordance with the terms and condition s of this Agreement. Distributor shall not sell or offer to sell Goods outside the Territory without prior written approval from the Seller, email will suffice with mutual acceptance. Seller may in its sole discretion sell the Goods to any other person, including distributors, retailers, and customers in or outside the Territory, except as specifically provided herein. By accepting this appointment, Distributor agrees to conform to all quality standards established from time to time by Seller for its distributors. These quality standards are subject to change by Seller on 30 days’ prior notice to Distributor.

3.  Facilities, Inventory, and Marketing Obligations.

3.1  Distributor Obligations. Distributor shall:

(a)  market, advertise, promote, and sell the Goods to Customer s in a manner that reflects favorably at all times on Goods and the good name, goodwill and reputation of Seller and consistent with good business practice , in each case using its best efforts to maximize the sales volume of the Goods;

(b)  maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement in a location or lo cations approved by Seller;

(c)  provide Seller a purchase order and communicate the delivery timelines to the Customer once those timelines are provided to the Distributor by the Seller;

(d)  have sufficient knowledge of the industry and products competitive with each Good (including specifications, features, and benefits) so as to be able to explain in detail to Customers:

(i)  the differences between the Good and competing products;  and

(ii)  information on standard protocols and features of each  Good;

(e)  unless otherwise defined to the contrary in this Agreement, observe all directions and instructions given to it by Seller in relation to the marketing, advertisement, and promotion of the Goods, including Seller’s sales, marketing, and merchandising policies as they currently exist or as they may hereafter be changed by Seller;

(f)  not use any promotional and marketing materials, whether prepared by Distributor or others, without the prior written consent of Seller.

(g)  establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Goods, and independent sales representatives, facilities, and a distribution organization sufficient to make the Goods available for shipment through Distributor to each Customer within the agreed upon timeframe from receipt of order;

(h)  develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;

(i)  not make any materially misleading or untrue statements concerning Seller or the Goods, including any product disparagement or “bait-and-switch” practices;

(j)  unless otherwise prohibited by law promptly notify Seller of any complaint or adverse claim about any Good or its use of which Distributor becomes aware;

(k)  submit to Seller complete and accurate monthly reports regarding inventory, marketing, and sales of the Goods in a computer-readable format and containing the scope of information acceptable to Seller, maintain books, records, and accounts of all transactions and permit full examination thereof by Seller in accordance with Section 9;

(l)  not resell Goods to any federal, state, local, or foreign government or political subdivision or agency thereof, without express written approval from Seller; and

(m)  on request, provide Seller with a written forecast of the current and three- month forecast of demand for the Goods in the Territory, especially in relation to similar or competing products; and

(n)  only resell any software or accessories offered by the Seller bundled, or packaged with any Good on those terms and conditions as Seller may, from time to time, require.

(o)  Distributor in its sole discretion may incorporate the sale of Seller’s Products and Services into a larger proposal incorporating Products and Services not of the Seller including but not limited to the following; bundles, financing and payment options, additional services, support, and warranties. In no event will Distributor white label or otherwise change the manufacturing labels of the Goods without prior written permission from Seller or as part of an approved Purchase Order.

3.2  Seller Obligations. Seller shall:

(a)  provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Goods;

(b)  allow Distributor to participate, at its own expense, in any marketing, advertising, promotion and sales programs or events that Seller may make generally available to its authorized distributors of Goods in the Territory, provided that Seller may alter or eliminate any program at any time outside of the program dates or by providing 60 days written notice ;

(c)  approve or reject within ten (10) business days, in its discretion, any promotional information or material submitted by Distributor for Seller’s approval, any material not responded to within the ten (10) business days will be deemed accepted;

(d)  and Seller may provide promotional information and material. Distributor and Seller will agree on what materials Distributor shall obtain and use. Such materials will be at Distributor’s sole cost and expense for use by Distributor in accordance with this Agreement.

4.  Agreement to Purchase and Sell Goods.

4.1  Terms of Sale; Orders. Seller shall make available and sell Goods to Distributor at the prices under Section 4.2 and on the terms and conditions set out in this Agreement.

4.2  Price. The prices for Goods sold under this Agreement shall be as per Schedule 1 or Seller’s then-current wholesale price list. Subject to Section 6:

(a)  all prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor  under this Agreement;

(b)  Distributor is responsible for all charges, costs, and taxes, provided that Distributor is not responsible for any taxes imposed on, or regarding, Seller’s income, revenues, gross receipts, personnel, or real or personal  property or other assets; and

(c)  Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of [***]% per month or the highest rate permissible under applicable Law.

(d)  Distributor shall perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by Seller, whether relating to Seller’s or Seller’s affiliates’ breach, bankruptcy, or otherwise and whether under this Agreement, any purchase order, any other agreement between (i) Distributor or any of its affiliates and (ii) Seller or any of its affiliates, or otherwise. However, Distributor may withhold payments on disputed amounts for amounts disputed in good faith.

4.3  Payment Terms. Seller shall issue periodic invoices to Distributor for all Goods ordered via purchase order. Distributor shall pay all properly invoiced amounts due to Seller within [***] days after Distributor’s receipt of such invoice, except for any amounts disputed by Distributor in good faith. Orders require a [***] percent ([***]%) deposit upon the order. All credits are subject to the issue of a credit memo.

Distributor shall make all payments in US dollars by check, wire transfer, or automated clearing house, in accordance with Seller’s written instructions.

4.4  Availability/Changes in Goods. Seller is not liable for any late or unfulfilled deliveries. Seller may, in its sole discretion, add or make changes to Goods, or remove Goods from, Schedule I on notice to Distributor, in each case, without obligation to modify or change any Goods previously delivered or to supply new goods meeting earlier specifications excepting Purchase Orders that have been submitted by the Distributor and deemed Accepted by the Seller as stated in this Agreement in Section 5.2.

5.  Orders Procedure.

5.1  Orders. Distributor shall issue all purchase orders to Seller in written form via e- mail, or US mail. By placing an order, Distributor makes an offer to purchase Goods under the following commercial terms listed in the purchase order and the terms and conditions of this Agreement, and on no other terms:

(a)  the listed Goods to be purchased;

(b)  the quantities ordered

(c)  the delivery address; and

(d)  the requested delivery date.

Any variations made to the terms and conditions of this Agreement by Distributor in any order are void and have no effect.

5.2  Seller’s Right to Accept or Reject Orders. Seller may, in its sole discretion, accept or reject any order. Seller may accept any order by confirming the order (whether by written confirmation, in voice, or otherwise) or by delivering the Goods, whichever occurs first. If Seller does not accept the order under the terms of this Section 5.2 within [***] days of Seller’s receipt of the order, the order will lapse. No order is binding on Seller unless accepted by Seller as provided in this Agreement.

5.3  Order Deposit. Distributor shall provide a [***] percent ([***]%) deposit on all Orders. Seller may terminate the Order for Distributor’s failure to pay the deposit within ten days of the Acceptance of the Order.

5.4  Non-Cancellable Orders. All Orders accepted by Seller are non-cancellable by Distributor except if the Order is under [***] units and the Order is cancelled at least [***] days prior to shipment (estimated shipment date as provided  in the Order).

6.  Shipment and Delivery.

6.1  Shipment and Delivery. Unless expressly agreed to by the Parties in writing, Seller shall:

(a)  Select the method of shipment of and the carrier for the Goods. Seller will ship in batches based on the order quantity. Seller may make partial shipment of Goods as agreed upon in the purchase order or by both Parties in an amended Purchase Order,

(b)  Deliver the Goods to the address on the Order using Seller’s or manufacturers standard methods for packaging and shipping. All prices are FOB, Poway, California.  Any time quoted for delivery is an estimate only.

6.2  Title and Risk of Loss. Title and risk of loss passes to Distributor upon delivery of the Goods to the carrier and Seller’s shipping point. As collateral security for the payment of the Goods (balance due), Distributor hereby grants to Seller a lien on and security interest in and to all of the right, title and interest of Distributor in, to and under the Goods, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. The security interest granted under this provision constitutes a purchase money security interest under the California Uniform Commercial Code.

6.3  Inspection and Acceptance of Goods. Distributor shall inspect Goods received under this Agreement. On the 5th day after delivery of the actual Goods delivered in each separate delivery, Distributor shall be deemed to have accepted the Goods unless it earlier notifies Seller in writing and furnishes written evidence or other documentation  that the Goods:

(a)  are damaged, defective, or otherwise do not conform to the Goods listed in the applicable purchase order; or

(b)  were delivered to Distributor as a result of Seller’s error.

If Distributor notifies Seller pursuant to this Section 6.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Goods or refund the price for the Goods.

Distributor shall ship at Seller’s expense, all goods to be returned, repaired, or replaced under this Section 6.3 to Seller’s facility located in Poway, California. If Seller exercises its option to replace the Goods, Seller shall, after receiving Distributor’s shipment of the Goods under this provision, ship to Distributor, at Seller’ s expense and at Distributor ‘ s risk of loss, the replacement Goods to shipping address on the Order. Distributor acknowledges and agrees that the remedies set out in this Section 6.3 are exclusive of all other remedies, subject to Distributor’s rights under Section 12 regarding any Goods for which Distributor has accepted delivery under this Section 6.3.

Except as provided under this Agreement, all sales of Goods to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Goods purchased under this Agreement.

6.4  Installation. Installation of the Goods shall only be provided by authorized installers or authorized home builders. For each Customer that Distributor intends to sell to, Distributor must obtain Seller’s prior approval. Distributor shall have each Customer agree to Seller’s form dealer agreement or Distributor’s contract that contains similar terms and that has been approved by Seller (“Customer Contract”). Distributor shall be responsible to ensure Customer complies with the terms of the Customer Contract. All installation and use of the Goods shall be in compliance with Seller’s documentation.

7.  Intellectual Property Rights.

7.1  Proprietary Rights. Seller retains all right, title and interest in and to the design of the Goods, all intellectual property rights contained in the Goods and all associated documentation and software, whether now known or existing or hereinafter developed , and further including all intellectual property rights therein or in any developments, additions, enhancements, improvements or derivatives thereof created. Distributor does not acquire any rights, express or implied, in any intellectual property owned by Seller other than those specified in this Agreement.  Except as specifically set forth in this Agreement, Distributor here by waives any claim that it may have had or has to title and ownership of any proprietary rights in and to intellectual property owned by Seller. Distributor will not modify, make derivative works or reverse engineer the Goods or associated software.

7.2  Seller’s Trademark License Grant. Subject to Seller’ s pre-approval and trademark use guidelines, which may be amended from time to time in Seller’s sole discretion, and the terms and conditions of this Agreement, Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license in the Territory during the Term solely on or in connection with the promotion, advertising, and resale of the Goods in accordance with the terms and conditions of this Agreement to use all Seller’s trademark[s] set forth on Schedule 2, whether registered or unregistered, including the listed registrations and applications and any registrations, which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or change the manner in which it is displayed or used with regard to the Goods. Upon expiration or earlier termination of this Agreement, Distributor’s rights under this Section 7 shall cease immediately. Other than the express licenses granted by this Section 7, Seller grants no right or license to Distributor, by implication, estoppels, or otherwise, to the Goods or any intellectual property rights of Seller or its affiliates.

8.  Resale Prices. Distributor unilaterally establishes its own resale prices and terms regarding products it sells, including Goods.

9.  Audit and Inspection Rights. During the term of this Agreement, on request and during regular business hours, and no more than two (2) times annually or upon dispute, Seller or its representatives may at its own expense reasonably inspect Distributor’s facility and during the term and for one year thereafter, audit Distributor’s books, records, and other documents related to the sale and distribution of Goods, as necessary to verify compliance with the terms and conditions of this Agreement.

10.  Term; Termination.

10.1  Term. The term of this Agreement commences on the date set out in the preamble of this Agreement and terminates after three years, and shall thereafter renew for additional successive one year terms unless and until either Party provides notice of nonrenewal at least 60 days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable law (the “Term”). If either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

10.2  Termination Rights. Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement and the appointment of Distributor under Section 2, for any or no reason, at any time upon written notice to the other Party, and said termination shall become effective ninety (90) days following the delivery of such notice, except where a shorter period is provided for in this

Agreement. In addition to any remedies that may be provided in this Agreement, Seller may immediately terminate this Agreement (including all related purchase orders pursuant to Section I 0.3(a)) , upon notice to Distributor if Distributor:

(a)  fails to pay any amount when due under this Agreement and failure to pay the amount due is not cured within twenty (20) days;

(b)  is in breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days following Seller’s receipt of notice of such breach;

(c)  if Distributor:

(i)  becomes insolvent, or is generally unable to pay, or fails to pay, its debts as they become due;

(ii)  files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency  law;

(iii)  seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;

(iv)  makes or seeks to make a general assignment for the benefit of its creditors; or

(v)  applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.3  Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a)  In the event the Agreement is terminated other than for Distributors breach or insolvency, Seller may not sell or execute any Purchase Orders, Agreements, or other transactions with any exclusive Customer of the Distributor who has previously executed Purchase Order with the Distributor or been provided a proposal by the Distributor for purchase of Goods within the past one hundred and eighty (180) days (Seller may fulfill  all existing orders directly to Customer if Distributor  breaches or is insolvent);

(b)  If terminated for Distributor’s breach, all Purchase Orders are automatically terminated, unless Seller fulfills such Purchase Orders to Distributor at its discretion;

(c)  Distributor shall cease to represent itself as Seller’s authorized distributor regarding the Goods, and shall otherwise desist from all conduct or representations that might lead the public to believe that Distributor is authorized by Seller to sell the Goods

(d)  Distributor shall promptly return or destroy (pursuant to Seller’s instructions) all:

(i)  documents and tangible materials (and any copies) containing , reflecting, incorporating or based on Confidential Information; and

(e)  Distributor shall promptly return (pursuant to Seller’s instructions) all:

(i)  products that Seller provided to Distributor that are not intended for resale.

10.4  Option to Repurchase. Within 45 days after the effective date of expiration or earlier termination, Distributor shall submit to Seller a written schedule reflecting all Goods then owned by Distributor or in the Distributor’s possession. Upon notice within 15 days following its receipt of such schedule from Distributor, Seller shall have the right, but not the obligation, to buy back all or a portion of such Goods, free of all liens, claims or encumbrances, at a price equal to the lower of Distributor’s cost therefor and the then-prevailing price, minus a 15% restocking fee (restocking fee only applicable if Distributor is in breach), pursuant to the following procedures. Distributor shall promptly deliver, at Seller’s reasonable expense, the repurchased Goods in their original packaging (unopened and undamaged) to Seller’s designated carrier for delivery to Seller. Seller has the right to set off or recoup any liability it owes to Distributor under this Section 10.4 against any liability for which Distributor is liable to Seller, whether either liability is matured or unmatured, is liquidated or unliquidated or arises under this Agreement.

11.  Confidential Information. All non-public, confidential or proprietary information of both Parties, including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by either Party, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized by the other Party in writing. Upon either Party’s request, requested Party shall promptly return all documents and other materials received from requesting Party. Either Party shall be entitled to injunctive relief for any violation of this Section. This Section shall not apply to information that is:

(a)  in the public domain;

(b)  known to either Party at the time of disclosure; or

(c)  rightfully obtained by the receiving Party on a non -confidential basis from a third party.

12.  Limited Product Warranty; Disclaimer. Seller warrants that the Goods are free from material defects in material and workmanship under normal use and service with proper maintenance as provided in Schedule 1. The term for such warranties shall begin upon Customer’s receipt of the Good. Distributor or Customer shall promptly notify Seller of any known warranty claims and shall cooperate in the investigation of such claims. If any Good is proven to not conform with this warranty during the applicable warranty period, Seller shall, at its exclusive option, either repair or replace the Good or refund the purchase price paid by Distributor for each non-conforming Good.

12.1  Warranty Service. Distributor or through its Customers shall provide warranty services to the end user as provided in Schedule 1 or as agreed in writing signed by both parties.

13.  Seller shall have no obligation under the warranty set forth above if Distributor or Customer:

(a)  fails to notify Seller in writing during the warranty period of a non- conformity; or

(b)  uses, misuses, or neglects the Good in a manner inconsistent with the Good’s specifications or use or maintenance directions, modifies the Good or improperly installs, handles or maintains the Good.

14.  Except as explicitly authorized in this Agreement or in a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Goods it sells to Customers. Distributor shall not provide its own warranty regarding any good unless such warranty program is approved by the Seller.

15.  EXCEPT FOR THE WARRANTIES SET OUT UNDER SECTION 12, NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF: (i) MERCHANTABILITY; (ii) FITNESS FOR A PARTICULAR PURPOSE; (iii) TITLE; OR (iv) NON-INFRINGEMENT; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

16.  Compliance With Laws. Distributor shall at all times comply with all federal, state and local laws, ordinances,  regulations and orders that are applicable to the operation of its business, and this Agreement and its performance hereunder. Without limiting the generality of the foregoing, Distributor shall at all times, at its own expense, obtain and maintain all certifications, credentials, authorizations, licenses, and permits necessary to conduct its business relating to the exercise of its rights and the performance of its obligations under this  Agreement.

17.  Indemnification.

17.1  Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified  Party”) against any and all losses, damages, liabilities , deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs of enforcing any right   to indemnification under this Agreement and the cost of pursuing any insurance providers, relating to any claim of a third party or Seller arising out of or occurring in connection   with:

(a)  Distributor’s acts or omissions as Distributor of the Goods, including breach of this Agreement;

(b)  Distributor’s advertising or representations that warrant performance of Goods beyond that provided by Seller’s written warranty or based upon Distributor’s business or trade practices;

(c)  Customer’s breach of the Customer Contract;

(d)  any failure by Distributor or its personnel (including Customer) to comply with any applicable Laws; or

(e)  allegations that Distributor breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement.

17.2  Indemnification. Subject to the terms and conditions of this Agreement, Seller shall indemnify, hold harmless, and defend Distributor and its parent, officers, directors, partners, members , shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities , deficiencies, claims, actions, judgments, settlement s, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs relating to any claim of a third party for personal injury, death or property damage caused by the proper use of the Goods. This indemnification provision shall not apply in the event of misuse, improper maintenance or improper installation.

18.  Limitation of Liability. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL  PROPERTY RIGHTS, IN NO EVENT:

(a)  IS SELLER OR ANY SELLER REPRESENTATIVE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF:

(i)  WHETHER THE DAMAGES WERE FORESEEABLE;

(ii)  WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF THE DAMAGES; AND

(iii)  THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) ON WHICH THE CLAIM IS BASED.

(b)  SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT IN THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OR SELLER’ S LIABILITY RELATED TO A CLAIM SHALL NOT EXCEED THE AMOUNT OF THE PURCHASE ORDER GIVING RISE TO THE CLAIM, WHICHEVER IS  LESS.

19.  THE FOREGOING LIMITATIONS APPLY EVEN IF THE DISTRIBUTOR’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

20.  Insurance. During the Term and for a period of one year after the Term, Distributor shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial genera l liability (including product liability) with limits no less than $[***] for each occurrence and $[***] in the aggregate and worker’s compensation insurance (legal minimums) with financially sound and reputable insurers. Upon Seller’s request, Distributor shall provide Seller with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 20, and shall not do anything to invalidate such insurance. The certificate of insurance shall name Seller as an additional insured. Distributor shall provide Seller with 30 days’ advance written notice in the event of a cancellation or material change in Distributor’s insurance policy. Except where prohibited by law, Distributor shall require its insurer to waive all rights of subrogation against Seller’s insurers, Seller and the other Indemnified Parties.

21.  Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes  all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. The terms of this Agreement prevail over any terms or conditions contained in any other documentation related to the subject matter of this Agreement and expressly exclude any of Distributor’s general terms and conditions contained in any purchase order or other document issued by Distributor (excluding the information set out in Section 5. l (a) - Section 5. l(c)).

22.  Survival. Subject to the limitations and other provision s of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

23.  Notices. All notices , requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested and postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Seller:	13370 Kirkham Way, Poway, CA 92064 Attention: Brent Willson

Notice to Distributor:	6 Sunset Way, Suite 108, Henderson, NV 89104 Attention Dan Briggs

24.  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to or the court may modify this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

25.  Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

26.  Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

27.  Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise. Notwithstanding the previous sentence, the Parties intend that Distributor’s rights under this Agreement are Distributor’s exclusive remedies for the events specified therein.

28.  Assignment. Distributor shall not assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of Seller. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve Distributor of any of its obligations hereunder. Seller may at any time assign, transfer, or subcontract any or all of its rights or obligations under this Agreement without Distributor’s prior written consent.

29.  Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

30.  No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person (including any Customer) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

31.  The Parties hereby designate Indemnified Parties as third-party beneficiaries of Section 17 with the right to enforce this provision.

32.  Choice of Law. This Agreement, including all exhibits, schedule s, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, United States of America, without regard to the conflict of laws provision s thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

33.  Arbitration. Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration in San Diego County, California, conducted by JAMS using one arbitrator in accordance with JAMS commercial rule s of arbitration. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction.  In any action between the Parties to enforce any of the terms of this Agreement, the prevailing Party shall be entitled to recover expenses, including arbitration costs and reasonable attorneys’ fees.

34.  Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.  Notwithstanding anything to the contrary in Section 23, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

35.  Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control (which events may include natural disasters, embargoes, explosions , riots, wars or acts of invasion or terrorism, requirements of law, national or regional emergency , strikes, labor stoppages or slowdowns or shortage of adequate power or transportation) (each, a “Force Majeure Event”). A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized, and resume full performance under this Agreement.

36.  No Franchise or Business Opportunity Agreement. The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between Seller and Distributor. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise  in this Agreement, Distributor  has the sole discretion to determine Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts  of  insurance  Distributor   carries,   Distributor’s   personnel   practices,  Distributor’s   advertising and promotion, its Customers , and Distributor’s service areas and methods. The relationship created hereby between the parties is solely that of seller and distributor. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then Seller may immediately terminate this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEOVOLTA INC.

By:  /s/ Brent Willson

Name:  Brent Willson

Title:  Chief Executive Officer

PMP ENERGY, LLC

By:  /s/ Dan Briggs

Name:  Dan Briggs

Title:  Chief Executive Officer

SCHEDULE 1

Goods and Price List

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Warranty and Warranty Service

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Volume Compensation

As of the end of each calendar quarter (i.e. March 31, June 30, September 30 and December 31), to the extent Distributor meets the requirements set forth herein, Seller agrees to issue Distributor shares of Seller’s common stock as follows (the “Distributor Compensation Shares”):

[***]

The Distributor hereby acknowledges that is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”). The Distributor hereby re-affirms this representation each calendar quarter, unless it provides Seller with notice stating that it is no longer an “accredited investor”.

The Distributor understands that the Distributor Compensation Shares are “restricted  securities” under the federal securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may  be resold without registration under the Securities Act of 1933 only in certain limited circumstances. The Distributor understands that the Distributor Compensation Shares will bear a restrictive legend stating the foregoing.

By accepting the Distributor Compensation Shares, the Distributor hereby agrees that it shall not sell more than 5% of the Distributor Compensation Shares earned in any quarter during any calendar month.

Schedule 1 - Page 2

Limited Exclusivity

Distributor shall have limited exclusive distribution in those territories or to those Customers provided in the chart below. Exclusivity requires the minimum purchases provided in the chart below, per year.

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Schedule 1 - Page 3

[SCHEDULE 2]

NeoVolta Inc.’s Trademarks

Trademarks: